From: Robert Andrews [mailto:r.andrews@andronics.com]
Sent: 13 May 2008 20:26
To: Kevin McCauley; Ciaran Hampson
Cc: Karen Andrews; K.McCaughan@Andronics.com; Nick Palmer
Subject: RE: Andronics

Kevin

If its to April 2007 why do u need to know about the APA.

There are problems with the APA. SARS have not completed the consideration.

There are a number of complications. SARS has been using Andronics Ltd. VAT no. and tax and N.I. Reference numbers up to the beginning of April and is still using the Andronics Ltd bank account in the First Trust Bank. We also are trying to find out what legal entity SARS are working under here and who the directors and shareholders are.

Ciaran is getting this info

Robert